EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS SECOND QUARTER EARNINGS

ATLANTA, Georgia, August 11, 2006 - Atlantic American Corporation (Nasdaq-AAME) today announced a net loss of $0.3 million, or $0.03 per diluted share, for the three month period ended June 30, 2006, compared to net income of $1.2 million, or $0.04 per diluted share, for the three month period ended June 30, 2005. For the six month period ended June 30, 2006, net income was $3.2 million, or $0.12 per diluted share, compared to net income of $0.4 million, or a $0.01 loss per diluted share, for the comparable period in 2005. Results for the three month and six month periods ended June 30, 2006, were adversely affected by a $1.8 million pre-tax charge related to a windstorm assessment resulting from Hurricane Katrina. Realized investment gains for the six month periods ended June 30, 2006 and 2005 were $4.0 million and $34 thousand, respectively.

Total revenues for the three month period ended June 30, 2006, were $43.6 million, decreasing 13% from the $50.2 million for the three month period ended June 30, 2005. Insurance premiums during this quarter decreased 15% from the comparable 2005 premiums and were offset by a modest increase in investment income. For the six month period ended June 30, 2006, revenues were $92.7 million, decreasing 8% from the comparable 2005 revenues of $100.5 million. Revenue and premium declines during the six month period ended June 30, 2006 occurred in each of the Company’s subsidiaries and were attributable to a number of factors including increased competition, elimination of certain lines of business and a significant reduction in wind exposed coastal risks.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “Our Katrina related windstorm pool assessments totaled approximately $3.5 million, and after exceeding our reinsurance coverage, we were required to absorb a $1.8 million charge. Without the significant charge related to the windstorm assessment we would have earned $1.1 million in the second quarter and $4.6 million year to date. Throughout 2006 we have continued our planned reduction in exposure to hurricane prone risks. This process was primarily responsible for the reductions in premiums this year and is close to complete. As a result, we expect a significant reduction in our potential claims as we enter the most critical months of the 2006 hurricane season. The windstorm assessment from Mississippi was truly extraordinary and represented in excess of 50% of our actual losses incurred related to Katrina, an extremely high percentage which highlights the lack of adequate reinsurance maintained by the Mississippi Windstorm Underwriting Association. Our life and health operations have been impacted by the government’s Medicare Advantage program which has temporarily challenged our Medicare Supplement sales. We are making up this decline in new Medicare Supplement sales in a variety of ways, primarily in the worksite market. We expect to see the results of these efforts in the third and fourth quarters of 2006.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2006	2005	2006	2005
Insurance premiums	$ 38,660	$ 45,312	$ 78,994	$ 91,606
Investment income	4,795	4,272	9,258	8,308
Realized investment gains, net	2	474	3,970	34
Other income	121	130	441	513
Total revenue	43,578	50,188	92,663	100,461
Insurance benefits and losses incurred	22,017	29,584	47,435	62,508
Commissions and underwriting expenses	16,846	14,636	30,512	29,133
Interest expense	1,146	881	2,191	1,673
Other	3,821	3,669	7,725	7,361
Total benefits and expenses	43,830	48,770	87,863	100,675
Income (loss) before income tax expense (benefit)	(252)	1,418	4,800	(214)
Income tax expense (benefit)	7	176	1,565	(624)
Net income (loss)	$ (259)	$ 1,242	$ 3,235	$ 410
Net income (loss) per common share:
Basic and Diluted	$ (0.03)	$ 0.04	$ 0.12	$ (0.01)

Selected Balance Sheet Data	June 30, 2006	December 31, 2005
Total investments	$ 301,026	$ 276,968
Total assets	431,084	460,417
Insurance reserves and policy funds	268,191	286,351
Debt	53,988	51,488
Total shareholders' equity	79,044	80,453
Book value per common share	3.06	3.14